Filed Pursuant to Rule 433

Registration No. 333-172394

November 28, 2011

PRICING TERM SHEET

4.50% Senior Notes due December 15, 2041

Issuer:	Pacific Gas and Electric Company

Size:	$250,000,000

Maturity Date:	December 15, 2041

Coupon:	4.50%

Interest Payment Dates:	June 15 and December 15, commencing June 15, 2012

Anticipated Ratings (Moody’s / Standard & Poor’s):	A3 (stable) / BBB+ (negative)

Price to Public:	99.655%

Benchmark Treasury:	3.75% due August 15, 2041

Benchmark Treasury Yield:	2.921%

Spread to Benchmark Treasury:	+160 basis points

Yield:	4.521%

Optional Redemption:

At any time prior to June 15, 2041, Pacific Gas and Electric Company may, at its option, redeem the 4.50% Senior Notes in whole or in part at a redemption price equal to the greater of:

•        100% of the principal amount of the 4.50% Senior Notes to be redeemed; or

•        as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the 4.50% Senior Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate plus 25 basis points, plus, in either case, accrued and unpaid interest to the redemption date.

At any time on or after June 15, 2041, Pacific Gas and Electric Company may redeem the 4.50% Senior Notes, in whole or in part, at 100% of the principal amount of the 4.50% Senior Notes being redeemed plus accrued and unpaid interest to the redemption date.

Settlement Date:	December 1, 2011 (T+3)

CUSIP / ISIN:	694308 GY7 / US694308GY78

Joint Book-Running Managers:	BNP Paribas Securities Corp. Merrill Lynch, Pierce, Fenner & Smith Incorporated UBS Securities LLC

Co-Managers:	Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc. Samuel A. Ramirez & Company, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll free at 1-800-854-5674; Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322; or UBS Securities LLC toll free at 1-877-827-6444 ext. 561 3884.

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